Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

ATTORNEYS AT LAW

370 LEXINGTON AVENUE

NEW YORK, NEW YORK 10017

TELEPHONE:  (212) 370-1300         FACSIMILE:  (212) 370-7889

www.egsllp.com

September 8, 2005

BioDelivery Sciences International, Inc.

2501 Aerial Center Parkway, Suite 205

Morrisville, NC 27560

Re:    Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form SB-2, File No. 333-127157 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the sale by the Company of up to an aggregate of $23,000,000 worth of shares (the “Company Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), to be sold by the Company to the underwriters, for whom Ferris, Baker Watts, Incorporated, Maxim Group LLC and GunnAllen Financial, inc. are acting as representatives. The Company Shares include shares of Common Stock subject to an underwriters’ over-allotment option.

In connection with the opinion expressed below, we have examined and relied as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Certificate of Incorporation, the amendments thereto, and the By-laws of the Company, proceedings of the Board of Directors of the Company and such other corporate records, documents and instruments (collectively, the “Documents”) as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Company Shares will be duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect. This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not hereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/  Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP